EXHIBIT 99.1

CASMED Reports Third Quarter 2015 Financial Results

FORE-SIGHT Disposable Sensor Sales Increase 30%, Represent 62% of Net Sales

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Nov. 5, 2015 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and nine months ended September 30, 2015. With the recently announced divestiture of its 740 SELECT® vital signs monitoring business, CASMED has reclassified its entire vital signs monitoring results to discontinued operations, and all figures provided below refer only to results from continuing operations unless otherwise indicated.

Net sales increased 16% to $5.5 million for the third quarter of 2015, compared with $4.7 million for the same period in 2014. Net loss applicable to common stockholders for the third quarter of 2015 was $2.0 million, or $0.08 per common share, compared with net loss applicable to common stockholders of $2.0 million, or $0.10 per common share, for the third quarter of 2014.

Highlights of the third quarter of 2015, compared with the third quarter of 2014, include the following:

  FORE-SIGHT® sales increased 25%.
  FORE-SIGHT disposable sensor sales increased 30% and represented 62% of the Company's net sales.
  FORE-SIGHT U.S. disposable sensor sales increased 22%.
  A net 103 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  As of September 30, 2015, net cumulative worldwide shipments of FORE-SIGHT cerebral oximeters increased 30% to 1,599 units, and the domestic installed base of monitors increased 26% to 865 monitors.
  Gross profit margin improved to 48.2% from 44.6%, driven by higher FORE-SIGHT sales.
  As of September 30, 2015, CASMED had a combined $10.4 million in cash and equivalents and borrowings available under its line-of-credit.

Management Commentary

Commenting on third quarter financial results, Thomas M. Patton, President and Chief Executive Officer of CASMED, said, "Robust sales growth during the third quarter reflects our continued success in transitioning to a disposables business model, as our FORE-SIGHT sensor sales grew by 30%, accounting for 62% of overall sales. We shipped 103 oximeters during the quarter, further increasing our installed base and supporting future growth in sensor sales. With higher-margin FORE-SIGHT products accounting for a larger percentage of overall net sales, we recorded an increase in gross profit of 360 basis points.

"In executing against our strategic objectives, the recent sale of our 740 SELECT® vital signs monitoring product line allows us to focus more acutely on our core FORE-SIGHT oximeter and sensor business. We also completed the upgrade and expansion of our domestic FORE-SIGHT sales organization early in the third quarter and, at the outset of the fourth quarter, added Kim Strusky, a seasoned medical-device sales professional, as Executive Vice President of U.S. Sales. We are realizing productivity gains from our sales team and are continuing to add new customers, both greenfield and from competitors.

"We are maintaining our outlook for 2015 FORE-SIGHT year-over-year growth in net sales of at least 20%," added Mr. Patton.

Third Quarter Financial Results

The operating loss for the third quarter of 2015 was $1.5 million, consistent with the third quarter of 2014. Increased sales and gross profit were offset by increased investment in our U.S. FORE-SIGHT sales organization.

For the third quarter of 2015, the Company reported net sales of $5.5 million, an increase of 16% from third quarter 2014 sales of $4.7 million. FORE-SIGHT oximetry sales were $3.9 million, an increase of $0.8 million, or 25%, compared with the prior year. FORE-SIGHT disposable sensor sales were $3.4 million, an increase of $0.8 million, or 30%, compared with the prior-year period, led by increases in both U.S. and international disposable sensor sales. Sales of legacy products were $1.6 million, a decrease of 4% from the third quarter of 2014.

Gross profit margin increased to 48.2%, from 44.6% in the prior-year period, primarily due to product mix favoring FORE-SIGHT. Sales of FORE-SIGHT products accounted for 72% of net sales for the third quarter of 2015, up from 66% of net sales for the prior-year period. Sales of FORE-SIGHT disposable sensors accounted for 62% of net sales for the third quarter of 2015, up from 55% in the prior-year period.

Operating expenses increased $0.5 million to $4.1 million for the third quarter, as a result of the Company's expansion of its U.S. FORE-SIGHT sales team.

For the third quarter of 2015, the Company recorded a net loss applicable to common stockholders of $2.0 million, or $0.08 per common share, compared with a net loss applicable to common stockholders of $2.0 million, or $0.10 per common share, for the third quarter of 2014.

Nine-Month Financial Results

The operating loss for the first nine months of 2015 was $4.4 million, a decrease of $0.9 million, or 17%, from the operating loss reported for the first nine months of 2014.

For the first nine months of 2015, the Company reported net sales of $15.8 million, an increase of $1.8 million, or 13%, from the same period in 2014. FORE-SIGHT oximetry sales were $11.1 million for the first nine months of 2015, an increase of $1.9 million, or 21%, compared with the first nine months of the prior year. FORE-SIGHT disposable sensor sales were $9.5 million, an increase of $1.9 million, or 24%, compared with the prior-year period, and included 21% growth in U.S. disposable sensor sales. Sales of legacy products were $4.7 million, a decrease of $0.1 million, or 3%, from the first nine months of 2014.

Gross profit margin for the first nine months of 2015 improved to 48.3%, from 44.0% reported for the prior-year period. Once again the improvement was driven by FORE-SIGHT sales, which continue to account for a growing share of the Company's overall sales reaching 70% on a year-to-date basis, up from 65% for the prior-year period.

Operating expenses increased $0.6 million, or 5%, to $12.0 million for the nine months ended September 30, 2015, compared with the prior-year period primarily due to increased FORE-SIGHT sales spending.

The Company recorded a net loss applicable to common stockholders for the first nine months of 2015 of $6.1 million, or $0.25 per common share, compared with a net loss applicable to common stockholders of $6.8 million, or $0.35 per common share, for the first nine months of 2014.

Cash and cash equivalents were $8.6 million as of September 30, 2015, compared with $9.6 million as of June 30, 2015. As of September 30, 2015, $1.8 million of borrowings were available under the Company's line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss third quarter 2015 results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913
  The live call also will be available at www.casmed.com

A telephone replay will be available from 1:00 p.m. Eastern time on November 5, 2015, through 11:59 p.m. Eastern time on November 18, 2015. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 59589283
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED products are designed to provide unique non-invasive monitoring solutions that are vital to patient care. The Company's FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain. Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care. In addition to FORE-SIGHT Oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use and neonatal intensive care supplies. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2014, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30	December 31
	2015	2014

Cash and cash equivalents	$ 8,637,806	$ 4,494,663
Accounts receivable	2,933,255	2,829,622
Inventories	1,924,988	2,226,979
Other current assets	416,442	556,760
Assets associated with discontinued operations	1,135,407	1,709,557
Total current assets	15,047,898	11,817,581

Property and equipment	9,035,173	9,157,148
Less accumulated depreciation	(6,836,862)	(7,007,704)
	2,198,311	2,149,444

Intangible and other assets, net	1,362,655	1,469,090
Total assets	$ 18,608,864	$ 15,436,115

Accounts payable	$ 1,439,604	$ 1,180,409
Accrued expenses	1,767,397	1,755,949
Notes payable	60,980	86,941
Note payable - line-of-credit	--	1,000,000
Current portion of long-term debt	2,177,415	1,216,218
Liabilities associated with discontinued operations	83,621	82,583
Total current liabilities	5,529,017	5,322,100

Deferred gain on sale and leaseback of property	259,899	360,877
Long-term debt, less current portion	5,322,585	6,283,782
Other long-term liabilities	300,000	300,000
Total liabilities	11,411,501	12,266,759

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	107,875	78,253
Additional paid-in capital	29,391,575	20,285,008
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(36,138,247)	(31,030,065)
Total stockholders' equity	7,197,363	3,169,356

Total liabilities & stockholders' equity	$ 18,608,864	$ 15,436,115

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Net sales	$ 5,464,904	$ 4,729,983	$ 15,804,184	$ 14,022,775

Cost of sales	2,829,746	2,618,095	8,164,917	7,851,606
Gross profit	2,635,158	2,111,888	7,639,267	6,171,169
Operating expenses:
Research and development	851,846	849,854	2,584,103	2,484,739
Selling, general and administrative	3,240,832	2,730,042	9,464,833	8,967,491
Total operating expenses	4,092,678	3,579,896	12,048,936	11,452,230
Operating loss	(1,457,520)	(1,468,008)	(4,409,669)	(5,281,061)

Interest expense	216,667	226,342	648,755	566,895
Other income	(267)	(16,962)	(1,393)	(17,869)
Loss from continuing operations before income taxes	(1,673,920)	(1,677,388)	(5,057,031)	(5,830,087)
Income tax benefit	(16,287)	--	--	(6,857)
Loss from continuing operations	(1,657,633)	(1,677,388)	(5,057,031)	(5,823,230)
Income (loss) from discontinued operations, net of income taxes	30,248	(9,835)	(51,151)	12,735
Net loss	(1,627,385)	(1,687,223)	(5,108,182)	(5,810,495)
Preferred stock dividend accretion	348,747	325,367	1,028,350	959,409
Net loss applicable to common stockholders	$ (1,976,132)	$ (2,012,590)	$ (6,136,532)	$ (6,769,904)

Loss per common share from continuing operations -- basic and diluted	$ (0.08)	$ (0.10)	$ (0.25)	$ (0.35)

Income per common share from discontinued operations -- basic and diluted	$ 0.01	$ (0.00)	$ (0.00)	$ 0.00

Per share basic and diluted loss applicable to common stockholders	$ (0.07)	$ (0.10)	$ (0.25)	$ (0.35)

Weighted-average number of common shares outstanding:
Basic and diluted	26,643,297	19,283,787	24,716,125	19,251,789